EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the Francesca’s Holdings Corporation 2015 Equity Incentive Plan of our reports dated March 27, 2015, with respect to the consolidated financial statements of Francesca’s Holdings Corporation and the effectiveness of internal control over financial reporting of Francesca’s Holdings Corporation, included in its Annual Report (Form 10-K) for the year ended January 31, 2015, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Dallas, Texas

June 10, 2015